Exhibit 99.1

FOR IMMEDIATE RELEASE

August 14, 2009

Citizens Bancshares Corporation Announces 2009 Second Quarter Earnings

ATLANTA, August 14, 2009/PRNewswire-FirstCall/ — Citizens Bancshares Corporation (OTC Bulletin Board: CZBS) (the “Company”), the parent company of Citizens Trust Bank (“CTB”), reported a net loss available to common shareholders for the second quarter of 2009 of $159,000, compared to a net loss available to common shareholders of $164,000 in the second quarter of 2008.  Net loss per average common share was $0.08 for the three month period ended June 30, 2009 and 2008.  Second quarter 2009 and 2008 earnings were negatively impacted by provisions for loan losses of $938,000 and $1,004,000, respectively.

Mr. James E. Young, President and Chief Executive Officer, commenting on the second quarter noted, “Our second quarter results were negatively affected by a continuation in the level of provision for loan losses required due to deteriorating general economic and local market conditions.  While credit quality has presented a significant challenge to our earnings, we are prepared to weather the conditions from a strong capital position and with adequate liquidity.”

Year-to-date, the Company reported net income of $98,000, a decrease of $450,000, compared to $548,000 reported for the same period in 2008.  For the first six month in 2009, the Company’s provision for loans losses totaled $1,376,000 compared to $1,109,000 for the same period in 2008.  We also incurred additional expenses as a result of the acquisition of a local branch in our target market, our participation in the U. S. Department of the Treasury Troubled Asset Relief Program (TARP), including the quarterly dividend paid on the preferred stock issued to the Treasury, and higher FDIC insurance assessments.

Other financial highlights:

•                  For the first six months of 2009, the Company increased its investment securities portfolio by $21 million, utilizing the liquidity it received from the acquisition of the bank branch.

•                  Net loans receivable is declining at a slower pace than previous quarters, declining by $779,000 or less than 1% from the first quarter of 2009 and by $2.5 million or 1% to $209 million for the six month period.

•                  Facilitating new loan production, in the second quarter of 2009, the Company purchased $6 million in loans at a discount to improve its yield on earning assets.

•                  Total deposits increased by $26 million or 9% to $307 million during the first six months of 2009 due to the acquisition of a branch from another local bank in the first quarter of 2009.

•                  Noninterest income for the second quarter of 2009 increased by $192,000 or 15% compared to the same period last year primarily due to a $139,000 gain on sales of securities.  There were no gains on the sale of securities in 2008.

•                  Noninterest expense increased by $491,000 or 12% in the second quarter of 2009 compared to the same quarter last year. The increase is primarily due to higher salaries and amortization of core deposit intangible associated with the branch acquisition, and increased FDIC insurance assessments.

	2nd	2nd
	Quarter	Quarter
(In thousands, expect per share data)	2009	2008	Change
Income Statement
Net income available to common shareholders	$(159)	$(164)	(3.0)%
Net income per diluted common share	(0.08)	(0.08)	—
Total revenue	6,239	6,331	(1.5)%
Provision for loan losses	938	1,004	(6.6)%
Noninterest income	1,490	1,298	14.8%
Noninterest expense	4,432	3,941	12.5%

Balance Sheet
Average loans, gross	210,750	221,509	(4.9)%
Average deposits	330,382	310,664	6.3%

Capital
Tier 1 capital (to average assets)	10%	9%
Tier 1 capital (to risk weighted assets)	15%	13%
Total capital (to risk weighted assets)	16%	14%

In the second quarter, the Company’s provision for loan losses increased by $500,000 to $938,000 compared to the first quarter of 2009.  This increase was primarily driven by the foreclosure on two large commercial real estate properties the Company took control of for the purpose of liquidation.  The second quarter 2009 provision for loan losses represents a decrease of $66,000 compared to the same three month period last year. The allowance for loan losses was $4,219,000 at June 30, 2009 compared to $4,659,000 at December 31, 2008.  At June 30, 2009, the allowance for loan losses was 41% of nonperforming loans compared to 29% at December 31, 2008. The Company considers its allowance for loan losses at June 30, 2009 to be adequate.

The Company remains well capitalized for regulatory purposes at June 30, 2009.  The increase in the Company’s capital ratios compared to the second quarter of 2008 is primarily attributed to a $7.5 million TARP investment in the Company by the U. S. Treasury made on March 6, 2009.

As a leader in the financial services industry, Citizens Trust Bank prides itself on offering a full range of quality products and services. Since its inception, the Bank has remained dedicated to the growth and development of communities through superior products and extraordinary service.  Citizens Trust Bank has financial centers throughout metropolitan Atlanta and Columbus, Georgia, and in Birmingham and Eutaw, Alabama. Through its parent company, Citizens Bancshares Corporation, its common stock is offered over-the-counter to the general public under the trading symbol CZBS. For more information please visit Citizens Trust Bank on the web at www.CTBconnect.com.  Citizens Trust Bank – A relationship you can bank on.

Certain statements in this Current Report on Form 8-K which are not historical fact are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.

Forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those expressed or implied in such statements. Although management believes that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from those expressed or implied in such statements. Factors that might cause actual results to differ materially include, but are not limited to, deterioration in the general economic and market conditions, either national or in the local communities in which the Bank operates, changes in interest rates, changes in competition in the financial services industry, changes in banking regulations, decreases in the demand for loans in the market areas served by the Bank, and other risk factors relating to the banking industry in general, as detailed from time to time in the reports filed by the Company with the Securities and Exchange Commission, including those described under “Item 1A — Risk Factors” of our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission. Undue reliance should not be placed on forward-looking statements, which speak only as of the date on which they are made. Except as required by law, the Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made to reflect unanticipated events.

Contact:

Citizens Bancshares Corporation

Cynthia N. Day, Chief Operating Officer
(404) 575-8300

SOURCE: Citizens Bancshares Corporation